SPECIAL SHAREHOLDER MEETING RESULTS

JPMorgan Trust II (“JPM II”) held a Special Meeting of Shareholders on June 15, 2009, for the purpose of considering and
voting upon the following proposals:

Proposal 1: Election of Trustees
Trustees were elected by the shareholders of all of the series of
JPM II, including Mid Cap Growth Fund and Multi-Cap Market
Neutral Fund. The results of the voting were as follows:

Amounts in thousands
William J. Armstrong
In Favor 93,446,447
Withheld 1,022,313
John F. Finn
In Favor 93,441,137
Withheld 1,027,624
Dr. Matthew Goldstein
In Favor 93,513,021
Withheld 955,740
Robert J. Higgins
In Favor 93,455,716
Withheld 1,013,045
Frankie D. Hughes
In Favor 93,502,398
Withheld 966,363
Peter C. Marshall
In Favor 93,503,565
Withheld 965,196
Marilyn McCoy
In Favor 93,509,493
Withheld 959,268
William G. Morton, Jr.
In Favor 93,503,793
Withheld 964,968
Robert A. Oden, Jr.
In Favor 93,513,471
Withheld 955,290
Fergus Reid, III
In Favor 93,503,219
Withheld 965,542
Frederick W. Ruebeck
In Favor 93,445,833
Withheld 1,022,928
James J. Schonbachler
In Favor 93,504,517
Withheld 964,244
Leonard M. Spalding, Jr.
In Favor 93,502,157
Withheld 941,740
Abstained 24,678

Proposal 2: To approve the replacement of the fundamental
investment objective for the Mid Cap Growth Fund with a new
non-fundamental investment objective. The proposal was not
approved by shareholders of the Mid Cap Growth Fund and,
therefore, the Mid Cap Growth Fund’s current investment objective did not change. The results of the voting were as follows:

Amounts inthousands
For 5,659
Against 13,152
Abstain 147
Broker Non Votes 9,646